Exhibit 10.19

TRANSITION AND ADVISORY AGREEMENT

This Transition and Advisory Agreement (hereinafter, the “Agreement”) made between you, David C. Kimbell (for yourself, your spouse, heirs, representatives and assigns) (the “Executive") and Ulta Beauty, Inc. (“Ulta or the “Company””).

WHEREAS, the Executive and Ulta (collectively “the Parties”) have determined that the Executive shall retire from his role as Chief Executive Officer, effective January 6, 2025 (the “Transition Date”); and

WHEREAS, the Company and the Executive desire that the Executive remain employed as an Advisor following the Transition Date, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth below, and intending to be legally bound thereby, the Parties covenant and agree as follows:

1)	Retirement. The Executive hereby retires from his position of Chief Executive Officer and member of the Board of Directors of the Company (the “Board”), effective on the Transition Date. The Executive’s retirement on the Transition Date will not affect any rights he has under the equity grants set forth in Section 5(c)(i) of this Agreement. On the Transition Date, the Executive shall also be deemed to have resigned from all positions he holds as (i) a director or officer of all subsidiaries and affiliates of the Company, and (ii) all fiduciary positions (including as a trustee) that the Executive holds with respect to any employee benefit plans or trusts established by the Company or any of its subsidiaries or affiliates. The Executive hereby agrees to execute such further document(s) or other instruments and take such further actions as shall be determined by the Company as necessary or desirable to give effect to the foregoing. After the Transition Date, the Executive shall not represent himself as being an officer, director, fiduciary, trustee, agent or representative of the Company or any of its subsidiaries or affiliates, and shall not have the authority to bind the Company or its subsidiaries or affiliates, for any purpose.
2)	Advisory Period. The Executive agrees to serve as an Advisor to the Company from the Transition Date through the earliest of:

(a) June 28, 2025 (the “Planned Advisory Period Termination Date”),

(b) the date Executive accepts employment of any kind with any other employer that has not been approved in writing by the Company pursuant to Section 4 of this Agreement,

(c) the date the Company terminates the Executives employment  for Cause (defined as (i) commission of a felony; (ii) dishonesty or misrepresentation involving the Company; (iii) serious misconduct in the performance or non-performance of his or her responsibilities to the Company (e.g., gross negligence, willful misconduct, gross insubordination or unethical conduct) or (iv) or(v) materially breaches any provision of this Agreement or the Confidential Information & Protective Covenants Agreement (“CIPCA”) executed by Executive and Ulta dated April 12, 2021,

(d) the date Executive voluntarily resigns from Executive’s transition services, or

(e) the date of Executive’s death,

such period shall be the “Advisory Period.” and the date on which such Advisory Period actually terminates shall be the “Advisory Period Termination Date”. During the Advisory Period, the Executive will continue to be employed by the Company on an at-will basis and shall report to the Company’s Chief Human Resources Officer, Anita Ryan. The Company further agrees that prior to March 17, 2025 it will not terminate this Agreement for any reason other than Cause as defined in Section 2(c) above. The Executive and the Company agree that the Executive’s employment with the Company will terminate on the Advisory Period Termination Date and that the Executive shall be deemed to have fully resigned as an  Advisor and employee of the Company and its subsidiaries on such date. At any time during the one (1) year following the Advisory Period Termination Date, and in an effort to secure work as an employee, contractor, advisor or Board member, Executive may request that the Company, in its sole discretion, waive the Company’s right to enforce any or all of the restrictions contained in Section 3 (“Protective Covenants”) of the CIPCA, which discretion shall not be unreasonably exercised.

3)	Duties and Obligations During Advisory Period. The Executive’s duties during the Advisory Period will include assisting upon request with the transition of the Executive’s duties, and providing transitional and other strategic advice to the Company’s new Chief Executive Officer and the Board, also upon request. The Executive shall neither be considered an executive officer with the meaning of Rule 3b-7 promulgated under the Securities Exchange Act of 1934 as amended (the “Exchange Act”) nor an “officer” within the meaning of Section 16 of the Exchange Act for any purposes, including reporting purposes.
4)	Compliance Obligations: During the Advisory Period, (i) the Executive agrees to remain in compliance with the CIPCA executed by Executive and Ulta, it being the agreement of the Parties that the post-employment restrictive periods set forth in the CIPCA shall commence upon the Advisory Period Termination Date, (ii) the Executive shall be considered a Designated Ulta Beauty Insider pursuant to the Company’s Insider Trading Plan and shall not trade in Ulta common stock outside of authorized trading windows and without preclearance from the Company’s General Counsel, Chief Risk & Compliance Officer; and (iii) the Executive shall continue to be bound by all other policies, duties and procedures in effect from time to time that apply to employees of the Company and its subsidiaries.

In addition, during the Advisory Period, the Executive is precluded from  employment with any other employer but the Executive is not precluded from engaging in outside business activities (including serving on outside boards of directors,  committees or other short-term consulting), provided that (i) such outside business activities are approved in writing by the Company, such approval not to be unreasonably withheld; (ii)  Executive does not hold himself out as a representative of Ulta  in such outside business activities without the Company’s written consent and (iii) such outside business activities do not breach any of Executive’s obligations herein; in the Company’s Code of Conduct; or in Executive’s CIPCA nor unreasonably interfere with the Executive’s performance of his duties as an  Advisor to the Company.

5)	Payment and Benefits. The Company shall provide the following payments and benefits to the Executive, subject to the terms and conditions set forth herein:
a)	Benefits regardless of whether this Agreement is signed:
i)	Executive is entitled to continue, after the Transition Date (which will be Executive’s employment termination date if Executive does not sign this Agreement), any insurance benefits authorized under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided the Executive is eligible for and timely and properly elects COBRA coverage. Executive will be responsible for paying the full premiums during the COBRA period. If Executive fails to timely and properly complete the appropriate COBRA paperwork and Executive’s insurance coverage lapses as a result, Executive agrees that Executive will not hold Ulta liable for any benefit coverage or benefits lost, or for any other damages that may result. If Executive has any questions regarding Executive’s insurance coverage, Executive understands that Executive should contact the benefits department.
ii)	Executive will receive pay for all accrued base salary and vacation time as of the Transition Date, as well as business expenses that were incurred in compliance with Ulta policy prior to the Transition Date.
b)	Payments and Benefits During the Advisory Period: Subject to (i) the Executive executing the release provided in Section 7 hereof, (ii) the Executive not revoking such release within the time period set forth in Section 19, (iii) the Executive remaining in compliance with this Agreement (including, for the avoidance of doubt, the obligation to comply with the CIPCA) and any other agreement with the Company or its subsidiaries to which he is subject, and (iv) any other terms and conditions set forth herein:
i)	Advisory Period Base Salary. During the Advisory Period, the Executive shall receive a base salary at Executive’s current bi-weekly base salary rate of $51,923.20, less all applicable withholdings and deductions, payable in equal installments on the Company’s regularly scheduled payroll dates during the Advisory Period. Executive will not be eligible for any other compensation during the Advisory Period including any 2025 merit increase and Executive will not participate in the Company’s 2025 Annual Incentive or Long Term Equity Incentive plans.
ii)	401(k) Plan. During the Advisory Period, the Executive shall continue to be eligible to participate in the 401(k) plan of the Company as an active employee, and the Company shall continue to make 401(k) matching contributions, if any, on behalf of the Executive, subject to the terms of the applicable plan as in effect from time to time during the Advisory Period.
iii)	Benefits. The Company agrees that the Executive shall continue to be a participant in the Company’s medical, dental, life insurance, disability and other benefit plans, program and policies offered to active, full-time employees during the Advisory Period, subject to the terms and conditions of the plans as in effect from time to time during the Advisory Period. The Company shall also continue to pay for Executive’s home security services during the Advisory Period. For the avoidance of doubt, as of the Transition Date, the Executive shall no longer be a participant in Executive Change in Control and Severance Plan (the “Change in Control Plan”) and shall not be eligible to participate in the Company’s Severance Policy.
iv)	Fiscal Year 2024 Annual Incentive. The Executive shall be eligible to receive the annual cash incentive for the 2024 fiscal year as if he served in the position of Chief Executive Officer for the entire fiscal year. The Company shall pay the Executive an annual cash incentive for the 2024 fiscal year, if any, subject to the determination and certification by the Compensation Committee of the Board (the “Committee”) and the Board of the attainment of the performance goals applicable for such year, at the same time as such bonuses are paid to other senior executives of the Company, which shall be reduced by all applicable withholdings and deductions.
c)	Payments and Benefits Conditioned on Release Reaffirmation: Subject to (i) the Executive continuing in employment pursuant to the terms hereof through the Planned Advisory Period Termination Date, (ii) the Executive executing the Reaffirmation attached as Exhibit A hereto on or following the Planned Advisory Period Termination Date, (iii) the Executive not revoking the release referenced in the Reaffirmation within the revocation period set forth therein, (iv) the Executive remaining in compliance with the CIPCA (with the Planned Advisory Period Termination Date constituting the last day of employment for purposes of determining the duration of any post-employment restrictive periods set forth therein), and (v) the Executive remaining in compliance with any other terms and conditions set forth herein:

i.	Equity Grants: The Company and the Executive agree that, as of the date of this Agreement, the Executive holds stock options, performance-based restricted stock units (“PBSs”), and restricted stock units (“RSUs”), each of which were granted pursuant to the Ulta Beauty, Inc. Amended and Restated 2011 Incentive Award Plan (the “Plan”), with the details of each grant more specifically provided in Schedule 1 annexed hereto. Each of the awards set forth on Schedule 1 shall be treated in accordance with the terms and conditions of the Plan and the applicable award agreement pursuant to which the award was granted, as they may be amended from time to time, it being the agreement and understanding of the parties that the date of the Executive’s “Termination of Service” for purposes of the Plan and the award agreements shall be the Planned Advisory Period Termination Date and that such Termination of Service shall be treated for all purposes of the Plan and the award agreements, to the extent applicable, as a Qualified Retirement within the meaning thereof, provided the Executive remains in compliance with the restrictive covenants set forth in the applicable award agreements and CIPCA, as applicable.
d)	Executive Physical. The Executive shall be eligible to have an executive physical during 2025 pursuant to the Company’s existing program.
e)	Associate Discount Benefit. The Executive shall be entitled to his current associate discount of 25% throughout his lifetime.
f)	Certain Insurance. The Executive shall continue to be eligible for coverage under the Company’s directors-and-officers insurance policy, as the same shall be in effect from time to time, on terms no less favorable than those offered to then-current directors and officers of the Company, with respect to his services to the Company as a director and officer prior to the Transition Date.
6)	No Other Payments or Benefits. Except for the payments and benefits provided for in Section 4 of this Agreement, and those accrued but unused benefits and obligations to which the Executive is entitled, the Executive hereby acknowledges and agrees that the Executive is not entitled to any other compensation or benefits of any kind from the Company or any of its subsidiaries or affiliates, including, but not limited to, any claims for salary, bonuses, severance, or any other payments or benefits whatsoever under any Company plan or program. The obligations of the Company under Sections 5(b) and 5(c) of this Agreement reflect consideration provided to the Executive over and above anything of value to which the Executive already is entitled, and the Executive acknowledges and agrees that no other sums or amounts are or will be due or owing to him and expressly waives any rights or claims to additional sums, amounts, privileges, or benefits not expressly provided for in this Agreement, whether written, oral, express or implied. The Executive acknowledges and agrees that neither the resignation from the Executive’s officer and director and other positions on the Transition Date as provided in Section 1 of this Agreement nor the termination of the Executive’s employment on the Advisory Period Termination Date shall constitute an Involuntary Termination (as defined in the Change in Control Plan) or other event giving rise to any claim for severance payments or benefits under the Company’s Severance Policy, the Change in Control Plan, any equity award agreement or any other agreement or plan to which the Executive is a party or by which the Executive is covered.

7)	General Release. In consideration for the obligations of the Company under Sections 5(b) and 5(c) above, to which the Executive acknowledges that the Executive is not otherwise entitled, Executive is waiving and releasing the Released Parties (defined below) from any and all known or unknown claims and causes of action Executive has or may have, as of the day Executive signs this Agreement (or as of the Planned Advisory Period Termination Date with respect to the release given in connection with the Reaffirmation), against Ulta arising out of Executive’s employment with Ulta, including Executive’s transition of and separation from employment as reflected herein.  The claims Executive is releasing include, but are not limited to, the following:

a.claims, actions, causes of action, rights or liabilities arising under Title VII of the Civil Rights Act, the Civil Rights Act of 1991, The Civil Rights Act of 1966, the Age Discrimination in Employment Act (“ADEA”) if applicable, the Employee Retirement Income Security Act of 1974,  the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Lilly Ledbetter Fair Pay Act, the Workers Adjustment and Retraining Notification Act (“WARN”), Illinois WARN, and the Illinois Human Rights Act, all as amended, and any other federal, state, municipal, or local employment discrimination, harassment or retaliation statutes including, but not limited to, claims based on age, sex, race, color, ethnicity, religion, national origin, citizenship, immigration status, marital status, gender, gender identity and expression, genetic information, sexual orientation, ancestry, parental status, reproductive health decision making, protected off-duty conduct, disability, and veteran status, or any allegation that payment under this Agreement was affected by any such discrimination, harassment, or retaliation, failure to accommodate or failure to engage in the interactive process;
b.claims, actions, causes of action, rights or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation;
c.all claims that Executive has been adversely affected by a discriminatory pay decision or other discriminatory practice, including, but not limited to, claims that compensation Executive received has been reduced because of discrimination based on gender, race, national origin, age, or disability;
d.except as otherwise provided under Section 5(b) of this Agreement, all claims to any payment or regarding the calculation of Executive’s payment under Ulta’s Corporate Management Bonus Plan for Executives or any other bonus, incentive compensation, vacation or Illinois Paid Leave program offered by Ulta;
e.any rights to become a member of any class in a case in which claims are asserted against Ulta that relate in any way to Executive’s employment or Executive’s separation from employment with Ulta.  If Executive is made a member of a class in any proceeding, Executive will opt out of the class at the first opportunity (and/or not opt in); and any other claim whatsoever including, but not limited to, claims for severance pay, breach of contract, promissory estoppel, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence, plus any other common law, statutory or other claim whatsoever arising out of or relating to Executive’s employment with and separation from employment with Ulta or any Released Parties.
8)	Exclusions From General Release. Excluded from the General Release in Section 6 above are: (i) any claims which Executive may make under state workers’ compensation or unemployment laws; (ii) ANY RIGHTS WHICH BY LAW EXECUTIVE CANNOT WAIVE, such as but not limited to Executive’s right to wages accruing through the date hereof or the Executive’s the right to enforce this Agreement or to file a charge or complaint with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), provided, in connection with any charges filed by or on behalf of Executive with the EEOC or similar state or local Government Agencies, Executive hereby waives Executive’s right to recover any damages or other relief; (iii) claims of unlawful employment practices that accrue after the date of execution of this Agreement, or after the date of the Reaffirmation, as applicable; (iv) any claims to indemnification to which Executive may be entitled under the Company's certificate of incorporation, bylaws, indemnification agreements, directors and officers insurance policies or applicable law with respect to the period of Executive's employment; and (v) any vested benefits under the Ulta 401(k) plan and non-qualified deferred compensation plan. Notwithstanding any other provision in this Agreement, Executive understands that the Non-Disclosure of Confidential Information, Cooperation in Future Legal Matters and Non-Disparagement provisions in Sections 13, 14 and 15 or any other provisions in this Agreement do not limit Executive’s ability to communicate with any Government Agencies, testify truthfully under subpoena,  or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Ulta.  This Agreement also does not limit Executive’s rights to receive an award for information provided to any Government Agency.

9)	Released Parties. The term “Released Parties” includes Ulta and Ulta’s past and present employees, directors, officers, shareholders, owners, agents, partners, insurers, attorneys, successors, executors, and representatives of any kind. The term “Released Parties” also includes Ulta’s parent, subsidiaries, affiliated entities and their past and present employees, directors, officers, shareholders, owners, agents, partners, insurers, attorneys, successors, executors, and representatives of any kind.
10)	Executive Acknowledgments. Executive also represents that Executive: (i) has no lawsuits, claims, or actions pending in the Executive’s name, or on behalf of any other person or entity, against the Released Parties; (ii) does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Released Parties; (iii) has received all Family and Medical Leave Act leave or other leave which Executive requested and for which Executive was eligible under law and/or Company policy; (iv) has not suffered any on-the-job injury for which Executive has not already filed a claim; and (v) has communicated in writing to Ulta management any facts, theories, or other information which Executive believes show or may show that Ulta or its representatives have violated federal tax law, state or local tax law, or any other law. Executive has received reimbursement of any business expenses reimbursable in accordance with Ulta’s reimbursement policy.
11)	Return of Employer Property. On or before the Advisory Period Termination Date, Executive must return to Ulta all Ulta property in Executive’s possession or control, including but not limited to credit/calling cards, information technology equipment other than the Executive’s laptop, Ipad, printer and monitors which the Company agrees Executive can retain, access badges, documents, and records. Executive further agrees that Executive will not keep, transfer or use any copies or excerpts of the above items.
12)	Cessation of Benefits. Except as expressly provided otherwise in this Agreement, all of Executive’s Ulta employee benefits, including but not limited to vacation accrual and disability pay, shall cease upon the Advisory Period Termination Date.
13)	Non-Disclosure of Confidential Information. Executive previously acknowledged and agreed to the terms and conditions contained in the CIPCA, and those terms and conditions remain in full force and effect following the Advisory Period Termination Date. Executive further agrees that on or prior to the Advisory Period Termination Date, Executive will deliver to Ulta all Confidential Information (as defined in the CIPCA) that Executive possesses or that is under Executive’s control.
14)	Cooperation In Future Legal Matters. Executive further agrees from and after the Advisory Period Termination Date to make Executive reasonably available to Ulta, its legal counsel and other advisors to provide reasonable cooperation and assistance to Ulta with respect to areas and matters in which Executive was involved during Executive’s employment, including any threatened or actual investigation, regulatory matter and/or litigation concerning Ulta, and to provide to Ulta, if requested, information and other assistance relating to ongoing matters of interest to Ulta. Barring a legal prohibition to the contrary, Executive further agrees to notify Ulta immediately if Executive is contacted by any third party related to such threatened or actual investigation, regulatory matter and/or litigation concerning Ulta.  In these events, Ulta will take into consideration Executive’s personal and business commitments, give Executive as much advance notice as is reasonably possible, and ask that Executive be available at such time or times as are reasonably convenient to Executive and Ulta.  Ulta agrees to reimburse Executive for the reasonable out-of-pocket expenses Executive incurs as a result of Executive complying with this provision, subject to Executive’s submission to Ulta of documentation substantiating such expenses as Ulta may require. Further, Executive agrees that Executive will not voluntarily participate in or assist in any threatened or actual investigation, regulatory matter and/or litigation concerning Ulta unless requested to do so by Ulta or required by legal process, and then only as so requested or required.

15)	Non-Disparagement. Each of the Executive and the Company further agrees that from the Effective Date of this Agreement forward, they shall not take any actions or make any verbal or written statements to the public (including but not limited to any such statements on social media), future employers, current, former or future employees of Ulta, or any other third party which may reflect negatively on the Executive in the case of the Company and on the Company in the case of the Executive, except as may be permitted by law. Nothing in this paragraph or any other part of this Agreement, however, is intended to prevent Executive from testifying truthfully under subpoena or as may otherwise be required by law.
16)	No Reemployment. Executive promises not to seek or accept reemployment with Ulta in any position or capacity. Executive further agrees that if Executive is inadvertently hired by Ulta, Ulta has the right to terminate such employment by virtue of Executive’s promises in this paragraph of the Agreement.
17)	Non-Admissions. The fact and terms of this Agreement are not an admission by Ulta of liability or other wrongdoing under any law or otherwise.
18)	Additional Executive Acknowledgments. Executive also agrees that:
a.	Executive is entering into this Agreement knowingly and voluntarily;
b.	Executive has been advised by this Agreement to consult with an attorney or representative of Executive’s choice before signing this Agreement;
c.	Executive understands Executive may take up to twenty-one (21) days after receiving this Agreement to consider it before signing; and
d.	Executive is not otherwise entitled to the benefits described in Sections 5(b) and 5(c) of this Agreement.
19)	Revocation/Payment. After Executive signs this Agreement, Executive will have seven (7) days to revoke it if Executive changes their mind. If Executive chooses to revoke the Agreement, Executive should deliver or email a written revocation to Anita Ryan, Chief Human Resources Officer, Ulta Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440 or aryan@ulta.com within seven (7) days after Executive signs it. In the event that the Executive does not accept this Agreement in the required time frames, if the Executive revokes this Agreement as provided in this Section 19, this Agreement, including but not limited to the obligation of the Company to provide the payment(s) and benefits, shall be deemed automatically null and void. Further, if the Executive does not sign the Reaffirmation attached as Exhibit A, or if the Executive revokes the Reaffirmation, in each case in accordance with its terms thereof, he shall not be entitled to the benefits described in Section 5(c) hereof.
20)	Tax Treatment and Indemnification. Executive understands and agrees that Ulta is not providing any tax or legal advice in connection with this Agreement, and that Ulta makes no representations regarding tax obligations or consequences, if any, related to this Agreement. Executive agrees that

Executive shall be exclusively responsible for the payment of all federal and state taxes that may be due as a result of the payments made under this Agreement.  Executive hereby agrees to indemnify and hold harmless the Released Parties from payment of taxes, interest or penalties that may be required by any governmental agency at any time as a result of payment of the severance pay and benefits to Executive as set forth herein.  In addition, the parties intend that any payments contemplated by this Agreement shall constitute “short-term deferral” and are not “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  In no event will Ulta have any liability with respect to taxes for which Executive may become liable as a result of the application of Code Section 409A.

21)	Entire Agreement. Executive acknowledges that this Agreement constitutes and reflects the entire agreement regarding Executive’s separation from employment with Ulta and that it supersedes any prior agreement or understanding, written or unwritten, regarding Executive’s employment or separation from employment with Ulta, including the Change in Control Plan and the letter agreement, dated January 6, 2014 between the Executive and Ulta. Notwithstanding the foregoing, this Agreement shall not override or supersede Executive’s obligations under the CIPCA and the applicable equity award agreements with Ulta governing the equity awards set forth Schedule 1 annexed hereto each of which are incorporated into this Agreement.
22)	Choice of Law/Severability. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois. If any part of this Agreement is found to be invalid, the rest of the Agreement will remain in full force and effect.
23)	Effective Date. Executive agrees that this Agreement and Executive’s entitlement to any benefits under this Agreement do not become effective until signed by both Parties and the revocation period in Section 19 has expired without revocation.
Name: David C. Kimbell	ULTA INC.
Signature: /s/ David C. Kimbell	BY: /s/ Anita Ryan
TITLE: Chief Human Resources Officer
DATE:January 3, 2025	DATE: January 5, 2025

Schedule 1

Outstanding Equity Awards

Award Type	Grant Date	# of Units Granted	# of Units Unvested as of January 6, 2025
Options	03/25/2021	12,695	3,174
PBS	03/24/2022	8,109	8,109
RSU	03/24/2022	3,244	3,244
Options	03/24/2022	12,917	6,459
PBS	03/31/2023	8,103	8,103
RSU	03/31/2023	3,241	3,241
Options	03/31/2023	13,220	9,915
PBS	03/29/2024	9,166	9,166
RSU	03/29/2024	3,667	3,667
Options	03/29/2024	18,239	18,239

Exhibit A

Reaffirmation

I, David C. Kimbell, hereby reaffirm the terms of Section 6 of the Transition and Advisory Agreement (the “Agreement”) previously entered into between Ulta Beauty, Inc., and me, dated January 6, 2025, a copy of which is attached hereto and is incorporated by reference into this Reaffirmation. I hereby reaffirm that I have complied with the terms of the Agreement and that I will continue to do so. I also reaffirm and agree to all the terms of the Agreement. I understand that this Reaffirmation is required for me to receive the payments and other benefits stated in the Agreement.

BY SIGNING THIS REAFFIRMATION, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS AND POSSIBLE LEGAL AND/OR ADMINISTRATIVE CLAIMS; I AGREE TO ALL THE TERMS AND CONDITIONS CONTAINED WITHIN THE TRANSITION AGREEMENT AND GENERAL RELEASE; I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING IT, AND THE COMPANY HAS ADVISED ME THAT I SHOULD DO SO AND I HAVE HAD THE OPPORTUNITY TO DO SO; I HAVE SEVEN (7) DAYS AFTER SIGNING TO REVOKE THIS REAFFIRMATION; AND I HAVE SIGNED THIS REAFFIRMATION KNOWINGLY AND VOLUNTARILY.

I ratify and reaffirm the commitments set forth herein as of the Advisory Period Termination Date or the date I sign this Reaffirmation if such date is later.

David C. Kimbell	Date

Please sign and date the above on or after the Advisory Period Termination Date, and return one signed Reaffirmation to the Company to Anita Ryan, Chief Human Resources Officer, Ulta Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440 or aryan@ulta.com within twenty-one (21) days after the Advisory Period Termination Date.